UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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[_]      Soliciting Material Pursuant to §240.14a-12

JOY GLOBAL INC.

      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JOY GLOBAL INC.

Notice of 2009

Annual Meeting of

Shareholders and

Proxy Statement

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING

PROXY STATEMENT

INTRODUCTION	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT	3

PROPOSAL #1: ELECTION OF DIRECTORS	5

PROPOSAL #2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	7

CORPORATE GOVERNANCE	8

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	12
Summary Compensation Table	19
Grants of Plan-Based Awards in Fiscal 2008	22
Outstanding Equity Awards at Fiscal Year-End 2008	23
Option Exercises and Stock Vested in Fiscal 2008	24
Pension Benefits as of Fiscal 2008	25
Nonqualified Deferred Compensation During Fiscal 2008	27
Potential Payments Upon Termination or Change-in-Control at
Fiscal 2008 Year-End	29
Director Compensation	33
Other Matters Relating to Executive Compensation	35
Human Resources and Nominating Committee Report	37
Equity Compensation Plan Information	38
Related Party Transactions	39

AUDIT COMMITTEE REPORT	40

AUDITORS, AUDIT FEES, AND AUDITOR INDEPENDENCE	41

OTHER INFORMATION	42

JOY GLOBAL INC.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING

The annual meeting of shareholders of Joy Global Inc. will be held at the InterContinental Hotel,

139 East Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, on Tuesday, February 24, 2009 at

8:00 a.m. for the following purposes:

1.	To elect eight persons to the corporation's Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the corporation’s independent registered public accounting firm; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on December 26, 2008 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at the corporation's headquarters at least 10 days prior to the meeting and may be inspected during business hours by any shareholder for any purpose germane to the meeting.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the annual meeting. We urge you to vote your shares at your earliest convenience by submitting your proxy by Internet, telephone, or by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By order of the Board of Directors,

Sean D. Major

Executive Vice President,

General Counsel and Secretary

January 21, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on February 24, 2009. Our proxy statement and 2008 annual report to shareholders are available at www.joyglobal.com.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation, for use at the 2009 annual meeting of shareholders to be held at the InterContinental Hotel, 139 East Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, on Tuesday, February 24, 2009 at 8:00 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card, and annual report are being mailed to shareholders on or about January 21, 2009.

Proxies

Properly signed and dated proxies received by the corporation's Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction: FOR the election to the Board of Directors of the persons nominated by the Board; FOR the ratification of the appointment of the independent auditor; and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.

Any proxy may be revoked by the person executing it for any reason at any time before the polls close by filing with the corporation's Secretary a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. The Board of Directors has appointed an officer of American Stock Transfer & Trust Company, transfer agent for the corporation's common stock, $1.00 par value per share (the "Common Stock"), to act as an independent inspector at the annual meeting.

Record Date, Shares Outstanding and Quorum

Shareholders of record of Common Stock at the close of business on December 26, 2008 (the "Record Date") are entitled to vote on all matters presented at the annual meeting. As of the Record Date, 102,123,640 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each such share is entitled to one vote.

To be effective, a matter presented for a vote of shareholders at the annual meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the annual meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the annual meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice.

Because the election of directors (Proposal 1) and the ratification of the appointment of Ernst & Young LLP as the corporation’s independent registered accounting firm (Proposal 2) are routine proposals, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to these proposals, your broker or nominee will have discretionary authority to vote your shares under applicable rules.

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Required Vote

Proposal 1: Election of Directors. Directors are elected by plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (eight at the annual meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote, or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the corporation’s registered independent public accountants for fiscal 2009. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voted at the meeting is required to ratify the appointment of Ernst & Young LLP as the corporation’s independent registered public accounting firm for the fiscal year ending October 30, 2009. Any shares present and not voted (whether by broker non-vote, abstention, or otherwise) will have no effect on the vote to ratify the appointment of the corporation’s independent registered public accounting firm.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of Common Stock as of January 9, 2009 by any person known to the corporation to own beneficially more than 5% of its Common Stock, each of the persons nominated for election as directors, each of the executive officers named in the Summary Compensation Table, and the corporation's executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name and Address of Beneficial Owner	Shares Owned (1)	Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, California 90071	7,750,000(2)	7.50%

Michael W. Sutherlin	258,766	*
Steven L. Gerard	16,950	*
John Nils Hanson	470,495(3)	*
Ken C. Johnsen	-	*
Gale E. Klappa	-	*
Richard B. Loynd	15,500	*
P. Eric Siegert	33,750	*
James H. Tate	2,250	*
James H. Woodward, Jr. (4)	-	*
Edward L. Doheny II	50,346	*
Mark E. Readinger	126,062	*
Dennis R. Winkleman	38,914	*
All executive officers and directors as a group (15 persons)	1,055,711 (5)	1.0%
* Less than 1%

(1)

The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, it includes (A) shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of January 9, 2009 and (B) shares or deferred stock units to be received upon the vesting of restricted stock units within 60 days of January 9, 2009. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Includes the following number of shares the respective director or executive officer beneficially owns with his spouse: Mr. Gerard, 16,950; Mr. Hanson, 312,460; Mr. Loynd, 10,500; Mr. Tate, 2,250;

Mr. Readinger, 13,012; and Mr. Winkleman, 19,926.

None of the shares shown as owned by directors or executive officers have been pledged as security.

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Includes the following number of shares with respect to which the respective director or executive officer has the right to acquire beneficial ownership:

Name	Number of shares
Mr. Sutherlin	199,700
Mr. Hanson	128,035
Mr. Loynd	5,000
Mr. Siegert	33,750
Mr. Doheny	45,067
Mr. Readinger	113,050
Mr. Winkleman	18,988
All executive officers and directors as a group	574,451

The amounts above include (1) shares such person or group may acquire upon exercise of stock options exercisable within 60 days of January 9, 2009; (2) shares such person or group has a right to acquire upon settlement of deferred stock units; and (3) shares to be distributed to such person or group upon settlement of restricted stock units within 60 days of January 9, 2009 (or deferred stock units that are expected to be credited to such person in lieu of such share distribution).

(2)

Based on information contained in a Schedule 13G that Capital World Investors filed with the Securities and Exchange Commission on February 14, 2008. The Schedule 13G states that Capital World Investors has sole voting power over 1,400,000 shares and sole investment power over all of the shares reflected above.

(3)	Includes 30,000 shares of Common Stock from the Hanson Family Foundation of which Mr. Hanson is a trustee.

(4)	Mr. Woodward was our Executive Vice President, Chief Financial Officer and Treasurer until

February 29, 2008.

(5)

Includes 11,817 shares beneficially owned, 1,293 shares to be received upon the vesting of restricted stock units within 60 days of January 9, 2009, and 29,568 stock options exercisable within 60 days of

January 9, 2009, by three executive officers not named in the Summary Compensation Table.

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PROPOSAL #1: ELECTION OF DIRECTORS

The Board of Directors consists of eight members. All members of the Board of Directors are elected by the holders of Common Stock at each annual meeting. The following table shows certain information, including the principal occupation and recent business experience for each of the eight individuals nominated by the Board of Directors for election at the 2009 annual meeting. All of the nominees are presently directors whose terms expire in 2009 and who are nominated to serve terms ending at the 2010 annual meeting or until their successors are duly elected and qualified. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR STEVEN L. GERARD,

JOHN NILS HANSON, KEN C. JOHNSEN, GALE E. KLAPPA, RICHARD B. LOYND,

P. ERIC SIEGERT, MICHAEL W. SUTHERLIN, AND JAMES H. TATE TO SERVE AS DIRECTORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE 2010 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, OR UNTIL THEIR EARLIER DEATH, RESIGNATION, OR REMOVAL.

		Director Since
Steven L. Gerard	Chairman and Chief Executive Officer of CBIZ, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio, since 2002. Mr. Gerard has been Chief Executive Officer of CBIZ since 2000 and is also a director of Lennar Corporation. He is 63.	2001

John Nils Hanson	Chairman of the corporation. Mr. Hanson was Chairman, President and Chief Executive Officer of the corporation from 2000 to 2006. Mr. Hanson is also a director of Arrow Electronics, Inc. He is 67.	1996

Ken C. Johnsen	Managing Director, Oak Canyon Partners, LLC, a private equity fund providing consulting services and investment capital to special situation companies, both private and public since 2004. He previously served as a director and interim President of Amerityre Corporation from 2006 to 2007. He was a member of the Cox Group, a residential and commercial real estate firm, from 2005 to 2006 and President and Chief Executive Officer of Geneva Steel Holdings Corp. from 2001 to 2005. He is 50.	2001

Gale E. Klappa	Chairman, President and Chief Executive Officer of Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. Prior to joining Wisconsin Energy in 2003, he was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company in Atlanta. He is 58.	2006

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		Director Since

Richard B. Loynd	President of Loynd Capital Management. Mr. Loynd was previously Chairman of the Executive Committee and former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc., the largest home furniture manufacturer in the United States. He is 81.	2001

P. Eric Siegert	Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. He is 43.	2001

Michael W. Sutherlin	President and Chief Executive Officer and a director of the corporation since 2006. He was Executive Vice President of the corporation and President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. He is also a director of Tesco Corporation. He is 62.	2006

James H. Tate	Acting Chief Financial Officer for the corporation from March 4, 2008 to December 9, 2008. From 2005 to 2006, he was Executive Vice President, Chief Administrative Officer and Chief Financial Officer of TIMCO Aviation Services, Inc. Mr. Tate was an independent consultant from 2004 to 2005 and from 1995 to 2004 he was Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation, a manufacturer of welding and cutting equipment. He is 61.	2001

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PROPOSAL #2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (E&Y) as the corporation‘s independent registered public accounting firm (independent auditor) for the fiscal year ended October 30, 2009. E&Y has been the corporation’s independent auditor since fiscal 2002. For additional information regarding the corporation’s relationship with E&Y, please refer to the Audit Committee Report on page 40 and the Audit Fees disclosure on page 41.

Although ratification is not required by the corporation’s Certificate of Incorporation, Bylaws, Audit Committee Charter, or otherwise, the Board of Directors is submitting the selection of E&Y to shareholders for ratification as a matter of corporate governance practice. E&Y representatives will be present at the 2009 annual meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions at the meeting.

If the shareholders do not approve the appointment of E&Y as independent auditor for fiscal 2009, the adverse vote will be considered a direction to the Audit Committee to consider other auditing firms for fiscal 2010. However, the Audit Committee will still have discretion to determine who to appoint for fiscal 2010 and, due to the difficulty in making a substitution of auditing firms so long after the beginning of the current fiscal year, the appointment for fiscal 2009 will stand unless the Audit Committee finds other good reason for making a change. If the shareholders ratify the appointment of E&Y, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the corporation and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #2 TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT AUDITOR FOR FISCAL 2009.

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CORPORATE GOVERNANCE

Board of Directors Structure and Operations

The Board of Directors is responsible for the oversight of the management and direction of the corporation and for establishing broad corporate policies. The Board’s approach to corporate governance is reflected in the corporation’s Corporate Governance Principles and structure of committees that operate under written charters. The Corporate Governance Principles and charters for the Board’s three standing committees – Audit, Human Resources and Nominating, and Executive – may be viewed on the corporation’s website: www.joyglobal.com.

The Board of Directors is comprised of eight directors. The Board determined that all directors other than Messrs. Hanson and Sutherlin are independent under Nasdaq listing standards. In assessing the independence of directors under Nasdaq listing standards, the Board of Directors considered

Mr. Tate’s interim service as Chief Financial Officer from March 4, 2008 until December 9, 2008, as well as the compensation Mr. Tate received for such service. Pursuant to Nasdaq guidance, employment of a director as an interim executive officer for a period not longer than one year does not disqualify the director from being considered independent after termination of the interim service. The Board concluded in light of such guidance that Mr. Tate’s former employment and the compensation he received would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Therefore as of December 9, 2008 Mr. Tate is considered to be an independent director under Nasdaq listing standards.

The directors completed a board self-performance assessment.

Lead Independent Director

Richard Loynd was appointed as the corporation’s lead independent director on December 4, 2007. The lead independent director’s responsibilities include:

•	leading meetings of the independent directors, including executive sessions of the independent directors held in conjunction with meetings of the full board of directors;

•	calling meetings of the independent directors and setting the agenda for such meetings;

•

briefing the Chief Executive Officer, Chairman, and any other director not participating in a meeting of independent directors regarding matters discussed in the executive sessions or meetings of the independent directors, and reporting back to the independent directors as appropriate;

•	soliciting suggestions from management as matters that they would like the independent directors to review or act upon in their meetings or executive sessions;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	acting as representative or spokesman for the independent directors where advisable in communications with shareholders, other stakeholders or the media; and

•	generally acting as liaison among the directors and with management.

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Meetings

The Board of Directors held seven meetings during fiscal 2008. Each of the directors attended at least 86% of the Board meetings and committee meetings, of which he was a member, held during the fiscal year. The Board of Directors met without the Chief Executive Officer four times in fiscal 2008. All directors are expected to attend the 2009 annual meeting and all directors attended the 2008 annual meeting either in person or by telephone.

Communications

Shareholder communications intended for the Board of Directors, a committee of the Board, or for particular directors, including the lead independent director, (other than shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and communications made in connection with such proposals) may be sent in care of the corporation's Secretary at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. The Secretary will forward all such communications to the Board of Directors, the applicable committee, or to particular directors as requested.

Committees

The Board's standing committees are the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee. In addition, the Board may from time to time authorize additional ad hoc committees, as it deems appropriate.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Gale E. Klappa (Chair), P. Eric Siegert, and Steven L. Gerard. The Board of Directors has determined that Mr. Klappa is an audit committee financial expert within the meaning of Securities and Exchange Commission rules. Mr. Gerard joined the Audit Committee and Mr. Klappa became Audit Committee Chair on March 4, 2008, upon Mr. Tate’s resignation from the Audit Committee at the time of his appointment as acting Chief Financial Officer. The Board of Directors has also determined that all members of the Audit Committee are independent under Nasdaq Marketplace Rule 4200(a)(15).

The Audit Committee has the sole authority to appoint and replace the independent auditor and is directly responsible for the compensation and oversight of the independent auditor. The Audit Committee met seven times during fiscal 2008. The primary function of the Audit Committee is to oversee:

(1)	the integrity of the financial statements of the corporation;
(2)	the independent auditor's qualifications and independence;
(3)	the performance of the corporation's internal audit function and the independent auditor; and
(4)	the compliance by the corporation with legal and regulatory requirements.

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Human Resources and Nominating Committee

Current members of the Human Resources and Nominating Committee are Richard B. Loynd (Chair), Steven L. Gerard, and Ken C. Johnsen. The Human Resources and Nominating Committee met four times during fiscal 2008. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under Nasdaq Marketplace Rule 4200(a)(15).

The primary functions of the Human Resources and Nominating Committee are to:

(1)	develop and recommend to the Board corporate governance principles;
(2)	review management staffing and make recommendations to the Board;
(3)	review and approve management compensation programs;
(4)	administer the corporation's equity and incentive compensation plans;
(5)	evaluate the Board and management;
(6)	evaluate Board practices and make recommendations to the Board;
(7)	develop and recommend qualifications for directors to the Board;
(8)	manage a process for identifying and evaluating director nominees;
(9)	evaluate and recommend to the Board director nominees; and
(10)	develop and recommend to the Board director compensation programs; and
(11)	review and approve the corporation’s succession planning.

The Human Resources and Nominating Committee will consider director candidates recommended by the corporation's shareholders. Recommendations should be directed to the Committee in care of the corporation's Secretary. Under the corporation's bylaws, shareholder nominations of directors must be received by the corporation at its principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, not less than 90 days before the date of an annual meeting. Any such nomination must contain the information specified in the corporation's bylaws.

In fiscal 2004 the Human Resources and Nominating Committee and the Board of Directors adopted a list of qualifications for service as a director. They include:

(1)

the education, breadth of experience, and current insights necessary to comprehend the strategic plans and goals of the corporation and provide oversight of management's accomplishment of those plans and goals;

(2)	a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character, and ethics; and
(3)

a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management.

The Committee also believes that it is generally desirable for all non-employee directors to be able to satisfy the criteria for independence established by the Securities and Exchange Commission and Nasdaq listing standards. However, with respect to Mr. Hanson who served as our Chief Executive Officer from 1999 to 2006 and retired on February 1, 2007, the Committee determined that it is in the

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corporation’s best interest for him to continue to serve as a director and Chairman despite the fact that he does not satisfy such independence criteria due to his prior employment by the corporation.

The Human Resources and Nominating Committee and the Board of Directors have also developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things:

(1)	review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term;
(2)	investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management, or other directors to determine their eligibility to be nominated to become directors;
(3)	consider the appropriateness of adding additional directors to the Board; and
(4)	interview candidates for nomination.

Executive Committee

Current members of the Executive Committee are Richard B. Loynd (Chair), John Nils Hanson, Gale E. Klappa, P. Eric Siegert, and Michael W. Sutherlin. The primary functions of the Executive Committee are to consider specific proposals to:

(1)	modify the corporation's capital structure;
(2)	acquire or divest businesses;
(3)	acquire a company;
(4)	make significant investments in the corporation; or
(5)	enter into strategic alliances with the corporation.

In addition, the Executive Committee may act upon a matter when it determines that prompt action is in the best interest of the corporation and it is not possible or necessary to call a meeting of the full Board. The Executive Committee did not meet during fiscal 2008.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our compensation policies and arrangements that are applicable to the named executive officers (NEOs) appearing in the Summary Compensation Table below. Our named executive officers consist of:

•	Michael W. Sutherlin, our current Chief Executive Officer;
•	James H. Woodward, Jr., who served as our Chief Financial Officer until February 29, 2008;
•	James H. Tate, one of the corporation’s directors who served as our acting Chief Financial Officer from March 4, 2008 to December 9, 2008; and
•

Edward L. Doheny II, Mark E. Readinger, and Dennis R. Winkleman, who were the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of the end of fiscal 2008.

Compensation Objectives and Process

Executive Compensation Philosophy

Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve financial and strategic objectives that are aligned with the long-term creation of shareholder value. We believe that our executive officers should receive compensation that is competitive with other manufacturing companies of comparable size or complexity and that actual realized pay should vary above or below the target compensation opportunity based on performance against key operating goals as well as changes in the corporation’s share price. The objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance with above-average pay, and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership in alignment with the interests of other shareholders.

The Human Resources and Nominating Committee

Our Board of Directors’ Human Resources and Nominating Committee (the “Committee”) serves as our compensation committee and is charged with overseeing and administering all compensation actions related to our named executive officers. The Committee’s charter permits the Committee to delegate authority to the Committee chair or to a subcommittee.

The Committee is specifically authorized in its charter to retain external legal, accounting, or other advisors and consultants at the corporation’s expense. The Committee has retained Frederic W. Cook & Co. (FW Cook) as its executive compensation consultant. Among other tasks assigned by the Committee, FW Cook typically:

•	Prepares an annual presentation on the competitiveness of compensation to be paid to our CEO and other named executives;

•	Reviews the Committee’s proposed compensation decisions affecting our named executive officers;

•	Reviews presentations on executive compensation and benefits to be delivered to the Committee;

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•	Assists in the design of variable incentive plans and indirect components of the total compensation program, as described in detail below; and

•	Advises the Committee of their opinions and conclusions regarding the presentations and issues before the Committee.

The CEO and Executive Vice President, Human Resources work with internal resources and

FW Cook to design programs, implement Committee decisions, recommend amendments to existing, or the adoption of new, compensation and benefits programs and plans applicable to executive officers, as well as to prepare necessary briefing materials for the Committee’s review as part of its decision-making process.

Compensation Process

The Committee annually reviews the corporation’s compensation structure and programs; retirement, benefit, and severance programs; and management succession plans. The Committee also annually reviews the role of the CEO in the corporation’s performance, his role in advancing the strategic objectives of the corporation, and other factors relating to his individual performance during the year, as well as to establish his performance objectives and targets for the coming year.

The annual compensation process concludes at the Committee’s first meeting of the fiscal year (normally held between mid-November and early December), when it preliminarily evaluates the corporation’s performance against targets for the just-concluded performance periods, and preliminarily determines the associated corporate performance payout components, determines awards earned by executive officers under the corporation’s annual incentive program for the previous fiscal year, and establishes target compensation for executive officers for the upcoming year.

Before the Committee makes the foregoing determinations, the CEO provides his recommendations to the Committee on compensation actions for all executive officers, other than himself. The CEO and the Committee also discuss the CEO’s assessment of the performance of our executive officers and any other factors that the CEO believes the Committee should consider. The Committee reviews benchmarking data for similarly situated executives at a peer group consisting of publicly-held manufacturing companies of comparable size or complexity compiled by FW Cook, which is supplemented with data from third-party surveys. The peer group consists of the following manufacturing companies:

• Astec Industries	• Illinois Tool Works
• Bucyrus International Inc.	• Ingersoll-Rand
• Columbus McKinnon	• Manitowoc
• Dover	• NACCO Industries
• Harsco	• Terex

With respect to our CEO, the Committee, with the input of FW Cook, reviews a range of salary adjustments, incentive plan payouts for the most recently concluded one- and three-year performance periods, and recommended targets for the upcoming one- and three-year performance periods based upon benchmarking studies for other CEOs within our peer group for benchmarking purposes. Our compensation programs for executives take into account marketplace compensation for executive talent, internal equity with our employees, past practices of the corporation, corporate, business unit and individual results, and the talents, skills, and experience of our individual executive officers.

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The Committee begins by establishing target levels of total compensation for our executive officers for a given year. The targets take into account and reflect the considerations discussed in more detail below, including the use of peer benchmarking, internal pay equity, and salary grade structure. Once an overall target compensation level is established, the Committee considers the weighting of each of our principal components of compensation (base salary, annual bonus, stock options, performance shares, and restricted stock units) within the intended total target compensation.

Generally, our programs are designed to increase the proportion of performance-based or “at-risk” pay as a percentage of total compensation as an executive’s responsibilities increase. We believe that since our senior executives have more opportunity to affect the performance of the corporation such senior officers should be held most accountable for results. Accordingly, overall corporation performance will be enhanced by ensuring that a larger portion of the compensation opportunity provided to the most senior officers is tied to the performance of the corporation.

At the beginning of each performance period, the Committee establishes, in consultation with management, and in consideration of the annual budget and long-term strategic plan approved by the full Board of Directors, performance criteria for the corporation. At the conclusion of a performance period, our performance is measured under the pre-established criteria for such program. We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is rewarded in isolation among the various performance criteria affecting shareholder value. In fiscal 2008, we utilized the following measures of overall corporation performance in evaluating performance-based compensation:

•	Return on average working capital;
•	Earnings per share; and
•	Return on invested capital

We entered into an employment agreement with James H. Tate in conjunction with his appointment as acting Chief Financial Officer, pursuant to which he received a salary of $21,000 per month in addition to continuing to receive the compensation payable to non-employee directors. Mr. Tate did not receive incentive compensation in his capacity as an officer, but upon his resignation as acting Chief Financial Officer, the Committee awarded him a special bonus of $100,000 in recognition of his service. Other than with respect to Mr. Tate, we have not entered into employment agreements with our named executive officers that determine the amount of their annual compensation. Compensation for these officers is set by the Committee as described above.

Components of Executive Compensation

Our executive compensation program has five principal components that are intended, collectively, to compensate and create incentives for our executives with respect to annual and long-term performance. These five principal components are: base salary; annual cash incentives; awards of stock options; performance shares; and restricted stock units. In addition to these principal components, we also provide our executives with retirement, health, and other personal benefits as described below.

Salary. Base salary is an important component of our executive compensation program, and is intended to provide our executive officers with a level of stable income that is competitive within our peer group. There are also motivational and reward aspects to base salary, as base salary can be adjusted from year to year to account for considerations such as individual performance and time in position. Base salary is also a factor in determining the amount of awards under, and eligibility to participate in, many of our compensation and benefits arrangements. The Committee establishes base

14

salaries for our named executive officers annually at its first meeting of the fiscal year. Salaries are benchmarked against peer group survey data for other executive officer benchmark positions. The competitive objective for the salary range midpoint is the 50th percentile of market data for companies in our peer group.

Cash Bonuses. We establish annual cash bonus incentives for our executives and managers to achieve selected financial, strategic, and other business goals. This plan is intended to link employee pay to the performance of the business and reward employees for improvements in profitability and asset utilization.

The annual cash incentive opportunity is based on performance measured against target levels of return on average working capital (ROAWC), which the plan defines as operating profit less book taxes (at a predetermined tax rate of 35%), divided by average working capital. Average working capital is the average of month-end balances during the performance period. Working capital is equal to current assets minus current liabilities, but excluding cash and cash equivalents, short-term notes payable, and the current portion of long-term liabilities. Upon satisfaction of the ROAWC performance targets, one-third of the annual cash incentive opportunity is variable based on performance by individual executives and managers against a variety of individual performance goals and objectives established early in the fiscal year and aligned with the corporation’s overall business plans. Individual objectives for named executive officers consist of non-financial goals, such as leadership development and operational excellence, and business or function-specific operational goals. The degree of difficulty in achieving the individual goals varied.

For fiscal 2008, the ROAWC performance metrics for our annual cash incentive plan ranged from 35% to 63%, with the minimum and target performance levels varying among the Joy Global Inc., P&H Mining Equipment, Joy Mining Machinery, and Continental Crushing and Conveying business units. With the exception of Continental Crushing and Conveying, the payout factor for each business units’ metrics was the full amount available based upon attainment of target ROAWC performance. Continental Crushing and Conveying’s payout factor was 0.96 times the amount available for achievement of target ROAWC performance.

In fiscal 2008 the payout factors for the remaining one-third of the incentive opportunity varied among executives and managers based upon the Committee’s assessments of their performance against the individual performance goals and objectives.

Stock Options. The Committee believes that stock options are an important component of a sound compensation program for executive officers to align management’s interests with those of our stockholders. Stock options were granted to 160 employees, including executive officers, in fiscal 2008 and vest in three equal annual installments beginning on the first anniversary of the date of the grant. The Committee determined the number of stock options to grant to each executive officer after consultation with FW Cook and based upon our philosophy of using stock-based incentive programs to align management and shareholder interests and build executive stock ownership. Except for initial grants to new employees on their first day of employment, stock options are generally granted annually in the first quarter of the fiscal year on the day that the Committee meets to make most of its annual compensation decisions, and the exercise price for such options is the closing market price on the day the Committee meets. Since 2005, the Committee has consistently granted stock options at its first meeting of the fiscal year, which has typically taken place between mid-November and early December. In the case of new hires, option grants are made on the date of commencement of employment or the date of Committee approval, whichever is later.

Performance Shares. The Committee grants performance shares in order to provide executive officers and other senior management with long-term incentives to improve the quality of earnings. The

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Committee believes that the performance share award program serves as a powerful retention tool and motivates senior management to attain performance levels linked to long-term returns for our shareholders. Performance shares were granted to 97 executive officers and other senior managers in fiscal 2008. As with our stock options, these were granted at the Committee’s first regularly scheduled meeting of fiscal 2008, or in the case of new hires, grants were made on the date of commencement of employment or the date of Committee approval, whichever was later. For the performance shares granted in fiscal 2008, the performance measures for awards were average return on invested capital and cumulative diluted earnings per share. The Committee, with the assistance of the CEO, determines performance objectives and sets the baseline number of shares to be awarded based on the attainment of these objectives. In establishing this baseline, the Committee considers the scope of the duties performed by the executive, as well as compensation relative to our other employees and for comparable positions within our peer group.

Performance shares are determined to be earned and awarded at the end of a three-year fiscal cycle. The award cycle for performance shares granted during fiscal 2008 is the three-year period concluding at the end of fiscal 2010. The following are the threshold, target, and maximum performance levels for the fiscal 2008 performance share grants:

	ROIC	Cumulative EPS	Payout
Threshold	30%	$10.50	50%
Target	35%	$11.00	100%
Maximum	40%	$12.00	150%

Restricted Stock Units. The Committee believes that restricted stock unit grants play an important role in retaining our senior management and facilitating the accumulation of a significant ownership stake in the corporation. Restricted stock units were granted to 27 executive officers and other senior managers in fiscal 2008. These restricted stock units vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date. As with our stock options and performance shares, for all named executive officers then employed by us, these restricted stock units were granted at the Committee’s first regularly scheduled meeting of fiscal 2008.

Retirement Plans. Executive officers participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all U.S. salaried employees. The plans are designed to provide replacement income upon retirement. We target our overall benefits to be competitive with median levels at leading manufacturing companies (a group that is somewhat broader than the compensation peer group used for pay comparisons). These benefits consist of:

•	annual accruals under our defined benefit pension plans (for employees starting before

May 1, 2005);

•	annual contributions to retirement savings plans (for employees starting on or after

May 1, 2005); and

•	annual matching contributions to retirement savings plans (for all employees).

Both our defined benefit pension program and our defined contribution retirement savings program include supplemental plans for our executives, which allow us to provide benefits comparable to those that would be available under our tax-qualified plans if federal income tax rules applicable to retirement benefits did not include limits on covered compensation and benefits under tax-qualified plans. The supplemental plans restore benefits that would otherwise be available under the tax-

16

qualified plans in which all of our U.S. salaried employees are eligible to participate. The supplemental plans use the same benefit formulas as our broad-based tax-qualified plans, and use the same types of compensation to determine benefit amounts. Amounts earned under long-term incentive programs are not included when determining retirement benefits for any employee (including executives). We do not pay above-market or preferential interest or dividend rates under any of our plans or programs.

Perquisites. We provide our executive officers with the following perquisites to support the attraction and retention of executive talent:

•

Company car. We pay the cost of a leased vehicle, up to $1,300 per month (or $1,400 in the case of the Chief Executive Officer), and reimburse the executive officer for the cost of gasoline, routine maintenance, and replacement of normal wear-and-tear items. The imputed income is grossed up for tax purposes.

•

Club membership. We reimburse executive officers for the initiation fees and annual or monthly dues for belonging to either an appropriate country club or social club. We also reimburse the annual membership costs for one airline club. The imputed income is grossed up for tax purposes.

•	Home office. We reimburse executive officers for reasonable costs associated with a home office, including fax machines and telephone charges, a laptop computer, and a cellular telephone.

•

Annual physical exam. We reimburse executive officers for the cost of an annual executive physical and health screening to the extent these charges are not covered by medical insurance and the imputed income is grossed up for tax purposes.

•

Financial planning and tax preparation. We reimburse executive officers for the cost of annual tax preparation and reasonable financial and estate planning. The imputed income is grossed up for tax purposes.

•

Relocation. We reimburse executive officers for the cost of relocation under the same policy and guidelines as all other full-time salaried employees who are hired or transferred at the request of the corporation. The imputed income is grossed up for tax purposes.

Determining Composition of Compensation

We target a total compensation mix for executive officers that is designed to attract, motivate and retain experienced and talented executives who are capable of achieving the corporation’s short-term and long-term strategic and financial objectives, thereby increasing shareholder value.

Using benchmark data provided by FW Cook at the beginning of fiscal 2008, the cash compensation opportunity (i.e., salary plus annual cash incentive) of our compensation program is targeted between the median and 75th percentile. Using these same benchmarks, the Committee determined that the grant date value of equity awards should, in the aggregate, approximate 1.5 times annual cash compensation for Mr. Sutherlin as the Chief Executive Officer, and should approximate 1.0 times annual cash compensation for the other named executive officers who would not be retiring or otherwise departing in fiscal 2008.

Of the compensation attributable to equity awards, the Committee determined that for Mr. Sutherlin and the other named executive officers who were not expected to retire or otherwise depart in fiscal 2008, approximately 50% of the grant date value of compensation should be derived from stock

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options, 25% from performance shares, and 25% from restricted stock units. These percentages create a balance of incentives between short and long-term performance, thereby aligning executive officers’ interests with those of the shareholders, and facilitating retention of key talent.

The overall mix of compensation reflects that the Committee intends for named executive officers to have the highest percentage of their total compensation opportunity at risk, and in particular, subject to the long-term performance of the corporation and changes in shareholder value.

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Summary Compensation Table

Name and principal position	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value and nonqualified deferred compensation earnings (4)	All other compensation (5)	Total ($)
Michael W. Sutherlin Chief Executive Officer	2008 2007	$737,500 $676,795	$56,706 -	$1,194,270$1,650,000	$1,166,840$2,056,500	$1,180,000 $54,146	$52,000 $1,314,258	$44,538 $188,853	$4,431,854 $5,940,552
James H. Woodward, Jr. Former Chief Financial Officer (6)	2008 2007	$152,333 $351,346	- -	$28,435 $462,300	- $468,000	- $27,001	- -	$557,385 $97,980	$738,153 $1,406,627
James H. Tate Acting Chief Financial Officer (7)	2008	$168,000	-	-	-	-	-	$153,500	$321,500
Edward L. Doheny II President of Joy Mining Machinery	2008 2007	$458,568 $428,077	- $4,452	$909,920 $346,500	$376,400 $378,396	$550,292 $13,356	- -	$78,513 $248,302	$2,373,693 $1,419,083
Mark E. Readinger President of P&H Mining Equipment	2008 2007	$386,667 $373,667	- -	$386,716 $305,250	$376,400 $329,040	$384,349 $86,990	$48,000 $797,320	$57,646 $48,100	$1,639,778 $1,940,367
Dennis R. Winkleman Executive Vice President, Human Resources	2008 2007	$298,333 $287,500	- $2,813	$454,960 $247,500	$225,840 $246,780	$298,333 $21,563	$0 $107,000	$53,749 $51,581	$1,331,215 $964,737

(1)

The amounts shown in this column represent additional bonuses paid at the discretion of the Human Resources and Nominating Committee of our Board of Directors, over and above the amounts earned by meeting the performance measures in our annual cash incentive plan.

(2)

Stock awards consist of performance awards and restricted stock unit awards. All assumptions made in the valuation of stock awards and option awards are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K. for the year ended October 31, 2008.

Mr. Woodward was our Executive Vice President, Chief Financial Officer and Treasurer until

February 29, 2008. As a consequence of his resignation effective February 29, 2008, Mr. Woodward forfeited 20,000 unvested stock options from his fiscal 2007 award, 20,000 unvested stock options from his fiscal 2008 award, 5,058 unvested restricted stock units from his fiscal 2007 award, 6,015 unvested restricted stock units from his fiscal 2008 award, 3,194 performance shares granted in fiscal 2007, and 5,500 performance shares granted in fiscal 2008. The pro rata adjustment of Mr. Woodward’s performance shares entitles him to receive 36.11% of his fiscal 2007 award and 8.33% of his fiscal 2008 award.

(3)

All amounts shown represent earnings for services performed during the fiscal year under our annual cash incentive plan described on page 15 except that 30% of the awards for Messrs. Doheny and Readinger were based on the payout factor for Joy Global Inc., while 70% of the awards were based on the payout factors of Joy Mining Machinery and P&H Mining Equipment, respectively. None of the named executive officers had any earnings on outstanding awards for any prior fiscal years.

(4)

The amounts shown represent the change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans as well as above-market earnings on nonqualified deferred compensation.

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Change in pension value and nonqualified deferred compensation earnings
Executive officer		Change in actuarial pension value	Above-market earnings on nonqualified deferred compensation
Mr. Sutherlin	2008 2007	$52,000 $159,000	- $1,155,258
Mr. Woodward	2008 2007	- -	- -
Mr. Doheny	2008 2007	- -	- -
Mr. Readinger	2008 2007	$48,000 $109,000	- $688,320
Mr. Winkleman	2008 2007	$(19,000) $107,000	- -

Mr. Winkleman’s change in actuarial pension value is reported as zero in the Change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

(5)	We provide our named executive officers with additional compensation, which is reflected in the All Other Compensation Table below.

All Other Compensation
Executive Officer		Perquisites (1)	Tax Reimbursement (2)	Severance (3)	Company Contributions to Defined Contribution Plans (4)	Director Compensation (5)	Total
Mr. Sutherlin	2008 2007	$25,622 $107,593	$18,916 $81,260	- -	- -	- -	$44,538 $188,853
Mr. Woodward	2008 2007	$188,647 $50,425	$5,784 $37,923	$345,026 -	$17,928 $9,632	- -	$557,385 $97,980
Mr. Tate	2008 2007	- -	- -	- -	- -	$153,500 -	$153,500 -
Mr. Doheny	2008 2007	$33,378 $142,348	$20,916 $89,809	- -	$24,219 $16,145	- -	$78,513 $248,302
Mr. Readinger	2008 2007	$29,148 $25,728	$21,598 $18,997	- -	$6,900 $3,375	- -	$57,646 $48,100
Mr. Winkleman	2008 2007	$27,053 $27,705	$20,005 $20,501	- -	$6,691 $3,375	- -	$53,749 $51,581

(1)	See the Perquisites Table below for additional information regarding the identification and quantification of perquisites and personal benefits paid to named executive officers.

(2)	This column reports amounts reimbursed for the payment of taxes with respect to: personal use of car; country club dues; financial counseling and tax preparation services; and relocation expenses.

(3)

Mr. Woodward was our Executive Vice President, Chief Financial Officer and Treasurer until February 29, 2008. On March 18, 2008, we entered into a Termination and Release Agreement with Mr. Woodward pursuant to which he has received, through October 31, 2008, salary severance payments in the amount of $328,667 and payment for earned vacation in the amount of $16,359. Additionally, Mr. Woodward and his dependants have also received medical, dental, and other health benefits with a value of $11,149 pursuant to the Termination and Release Agreement.

(4)

All company contributions reflected for fiscal 2008 for Messrs. Readinger and Winkleman constitute matching 401(k) contributions. The amount reflected for fiscal 2008 for Mr. Woodward consists of $4,480 in matching 401(k) contributions, $9,421 in company contributions to his Joy Global Retirement Savings Plan account, and $4,027 in company contributions to his

20

defined contribution senior executive retirement plan account. The amount reflected for fiscal 2008 for Mr. Doheny consists of $4,725 in matching 401(k) contributions, $10,854 in company contributions to his Joy Global Retirement Savings Plan account, and $8,640 in company contributions to his defined contribution senior executive retirement plan account. All company contributions reflected for fiscal 2007 constitute matching 401(k) contributions, except with respect to Messrs. Woodward and Doheny. In fiscal 2007, Mr. Woodward received $2,605 in matching 401(k) contributions and $7,027 in company contributions to his Joy Global Retirement Savings Plan account. In fiscal 2007, Mr. Doheny received $3,405 in matching 401(k) contributions, $11,486 in company contributions to his Joy Global Retirement Savings Plan account, and $1,254 to his defined contribution senior executive retirement plan account. The Joy Global Retirement Savings Plan is discussed under Pension Benefits as of Fiscal 2008, beginning on page 25. The defined contribution supplemental executive retirement plan is discussed under Nonqualified Deferred Compensation During Fiscal 2008, beginning on page 27.

(5)	Mr. Tate was named our acting Chief Financial Officer on March 4, 2008. The amounts shown above reflects compensation

Mr. Tate earned for serving as a director, which was paid in the same manner as compensation paid to non-employee directors. Mr. Tate’s director compensation consisted of $78,500 in fees earned or paid in cash, including $7,500 for service as chairman of the Audit Committee through March 4, 2008, and a stock award consisting of restricted stock units with a fair market value of $75,000. These restricted stock units become non-forfeitable one year after their grant and will be paid out one year after

Mr. Tate’s duties as a director terminate. At fiscal year end, Mr. Tate had 25,532 aggregate stock awards outstanding. For a discussion of our director compensation policies, refer to Director Compensation on page 33.

Perquisites
Executive Officer		Car Expense	Country Club Dues	Relocation Expense (1)	Other (2)	Total Perquisites
Mr. Sutherlin	2008 2007	$16,672 $14,420	$5,307 $6,545	$2,893 $79,423	$750 $7,205	$25,622 $107,593
Mr. Woodward	2008 2007	$7,605 $10,620	- $1,442	$180,792 $37,800	$250 $563	$188,647 $50,425
Mr. Tate	2008 2007	- -	- -	- -	- -	- -
Mr. Doheny	2008 2007	$15,504 $15,140	$17,124 $56,305	- $70,153	$750 $750	$33,378 $142,348
Mr. Readinger	2008 2007	$18,523 $15,622	$9,875 $9,356	- -	$750 $750	$29,148 $25,728
Mr. Winkleman	2008 2007	$18,220 $18,356	$5,123 $5,034	- -	$3,710 $4,315	$27,053 $27,705

(1)

Pursuant to the Termination and Release Agreement with Mr. Woodward, we purchased Mr. Woodward’s condominium unit for $612,000 on April 17, 2008. The unit was sold for $510,000 on August 29, 2008. The amount reported for

Mr. Woodward for fiscal 2008 reflects our net incremental cost related to the purchase and sale of the unit, which consisted of the loss on the unit of $102,000, closing costs of $73,210, and $5,582 related holding and transactional costs.

(2)	This column reports amounts reimbursed for payment of financial planning and tax preparation; physical examinations; and home office expenses.

(6)	Mr. Woodward was our Executive Vice President, Chief Financial Officer and Treasurer until

February 29, 2008.

(7)	Mr. Tate was named our acting Chief Financial Officer on March 4, 2008, pending the appointment of a permanent successor to Mr. Woodward, and served as such until December 9, 2008.

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Grants of Plan-Based Awards in Fiscal 2008

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)
Name	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards; number of shares of stock or units (2)	All other options: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mr. Sutherlin	12/03/07 12/03/07 12/03/07 12/03/07	$0	$590,000	$1,180,000	5,250	10,500	15,750	10,500	62,000	$56.87	$597,135 $597,135 $1,166,840
Mr. Woodward (3)	12/03/07 12/03/07 12/03/07 12/03/07	$0	$0	$0	250	500	750	-	-	-	- $28,435 - -
Mr. Tate (4)		-	-	-	-	-	-	1,153	-	-	$75,000
Mr. Doheny	12/03/07 12/03/07 12/03/07 12/03/07	$0	$270,000	$540,000	3,000	6,000	9,000	10,000	20,000	$56.87	$341,220 $568,700 $376,400
Mr. Readinger	12/03/07 12/03/07 12/03/07 12/03/07	$0	$232,000	$464,000	1,700	3,400	5,100	3,400	20,000	$56.87	$193,358 $193,358 $376,400
Mr. Winkleman	12/03/07 12/03/07 12/03/07 12/03/07	$0	$149,166	$298,332	2,500	5,000	7,500	3,000	12,000	$56.87	$284,350 $170,610 $225,840

(1) Fiscal 2008 performance shares awards that have a three-year award cycle.

(2) Fiscal 2008 restricted stock unit awards that vest in thirds on the third, fourth and fifth anniversary of the grant date.

(3) Mr. Woodward forfeited 20,000 stock options, 6,015 restricted stock units and 5,500 performance shares and is not eligible to receive any payouts under other incentive plan awards as a consequence of his resignation effective February 29, 2008. He is entitled to a pro rata number of performance shares that accrued during his term of employment in fiscal 2008.

(4) Mr. Tate is one of the corporation’s directors and served as our acting Chief Financial Officer from

March 4, 2008 to December 9, 2008. Pursuant to the terms of his employment agreement as acting Chief Financial Officer, Mr. Tate did not receive incentive compensation for his position as such. The stock awards reflected above were received from his service as a director.

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Outstanding Equity Awards at Fiscal Year-End 2008

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Equity incentive plan awards number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (2)	Market value of shares or units of stock that have not vested (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (5)
Mr. Sutherlin	- - -	11,200 100,000 62,000		$30.39 $41.25 $56.87	11/14/2015 11/13/2016 12/03/2017	50,823	$1,472,851	54,810	$1,588,394
Mr. Woodward (6)	-	-				-	-	4,151	$120,296
Mr. Tate	-	-				25,532	$739,917	-	-
Mr. Doheny	20,000 9,200 -	10,000 18,400 20,000		$66.99 $41.25 $56.87	5/01/2016 11/13/2016 12/03/2017	19,531	$566,008	27,360	$792,893
Mr. Readinger	9,500 8,000 -	9,500 16,000 20,000		$30.39 $41.25 $56.87	11/14/2015 11/13/2016 12/03/2017	19,726	$571,659	20,475	$593,366
Mr. Winkleman	- - -	6,600 12,000 12,000		$30.39 $41.25 $56.87	11/14/2015 11/13/2016 12/03/2017	15,013	$435,077	19,800	$573,804

(1)	The unexercisable options shown above vest on the following schedule:

Option expiration date shown above	Vesting of options currently unexercisable
11/14/2015	All became vested on November 15, 2008
05/01/2016	All become vested on May 1, 2009
11/13/2016	One half on November 13 in each of 2008 and 2009
12/03/2017	One third on December 3 in each of 2008, 2009 and 2010

(2)

All amounts shown in this column represent restricted stock units, including additional restricted stock units earned in-kind in lieu of dividends, at the same dividend rate as outstanding shares of our Common Stock.

(3)	Calculated using the closing price of the Common Stock on October 31, 2008, the last day of the corporation’s fiscal year.

(4)

All amounts in this column represent performance shares from the fiscal 2006, fiscal 2007, and fiscal 2008 awards, which are shown at maximum payout, but had not yet been distributed as of October 31, 2008.

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(5)

The payout values shown in this column are based on achieving maximum performance goals for the three-year performance periods ending fiscal 2008, fiscal 2009, and fiscal 2010 and are calculated using the closing price of the Common Stock on October 31, 2008, the last day of our 2008 fiscal year.

(6)	Mr. Woodward forfeited 40,000 unvested stock options, 11,073 unvested restricted stock units, and 8,694 performance shares previously granted to him as a consequence of his resignation effective

February 29, 2008.

Option Exercises and Stock Vested in Fiscal 2008

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (1) (d)	Value realized on vesting ($) (e)
Mr. Sutherlin	96,825	$5,186,097	14,257	$444,045
Mr. Woodward	10,000	$247,700	-	-
Mr. Tate	-	-	-	-
Mr. Doheny	-	-	7,500	$187,200
Mr. Readinger	30,375	$1,580,074	12,190	$469,254
Mr. Winkleman	23,100	$923,301	8,560	$329,114

(1)	Includes restricted stock unit awards and performance shares vested in fiscal 2008.

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Pension Benefits as of Fiscal 2008

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
Mr. Sutherlin	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	6 6	$115,000 $434,000	- -
Mr. Woodward (1)	-	-	-	-
Mr. Tate (1)	-	-	-	-
Mr. Doheny (1)	-	-	-	-
Mr. Readinger	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	13 15	$235,000 $731,000	- -
Mr. Winkleman	Joy Global Pension Plan Joy Global Supplemental Executive Retirement Plan	11 11	$251,000 $342,000	- -

(1)

Mr. Woodward did not and Messrs. Tate and Doheny do not participate in any of our defined benefit pension plans as each was hired after May 1, 2005, the date on which the Joy Global Pension Plan closed to new employees.

Material terms of the plans

Our named executive officers that began their employment with us prior to May 1, 2005 participate in a number of defined benefit pension plans. These include the Joy Global Pension Plan, which is a broad-based plan qualified under the Internal Revenue Code. Non-union employees, including executive officers, hired on or after May 1, 2005 are not considered eligible employees under the Joy Global Pension Plan. Instead, these employees participate in the Joy Global Retirement Savings Plan and we contribute a fixed amount to each such employee’s plan account equal to four percent (4%) of the employee’s compensation. Employee accounts become fully vested after three years of service. In addition to these tax-qualified plans, our executive officers participate in supplemental executive retirement plans so that the annual compensation limits imposed on tax-qualified plans under the Internal Revenue Code do not reduce the overall retirement plan benefits earned under the formulas provided by our tax-qualified plans.

Joy Global Pension Plan. This plan entitles employees with at least five years of service to receive monthly payments equal to a percentage of the employee’s average salary and bonus (including amounts shown as non-equity incentive compensation in the Summary Compensation Table) over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service. The monthly benefit amount is calculated by taking these final average earnings (FAE) and multiplying by 1.5% and then multiplying the result by years of service (YOS). These benefits under the plan are offset by an amount equal to 1.25% per year of service (up to a maximum of 50%) of the estimated Social Security benefit. The normal retirement age under the plan is 65.

Supplemental Executive Retirement Plan. This is a non-qualified plan structured to provide our eligible executives (and other employees with eligible compensation exceeding the annual limits on tax-qualified plans) with a retirement benefit equal to what they would have received if the tax-qualified Joy Global Pension Plan did not reflect the annual income limits imposed under U.S. federal

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tax regulations. This plan has the same requirements regarding eligibility for participation and retirement as our tax-qualified plan.

Years of service

Our general policy is to grant extra years of credited service only where justified by special circumstances. In connection with the hiring of Mr. Readinger as Chief Operating Officer of P&H Mining Equipment in late 2002, we agreed to credit him with 2 years and 2 months of service for the period since his departure from Beloit Corporation, our former subsidiary for which he worked until our 2001 sale of Beloit’s assets, in addition to his time of service with Beloit. The grant was the result of arms-length negotiations with Mr. Readinger regarding the terms upon which he would agree to accept new employment with us.

Valuation method and material assumptions

Please see Note 10 to the consolidated financial statements included in our annual report on

Form 10-K for the year ended October 31, 2008, for a discussion of the pension obligation valuation method underlying the amounts shown above and all material assumptions applied in quantifying the present value of the current accrued benefit.

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Nonqualified Deferred Compensation During Fiscal 2008

Name	Executive contributions in last FY	Registrant contributions in last FY	Aggregate earnings in last FY (3)	Aggregate withdrawals/distributions	Aggregate balance at last FYE
Mr. Sutherlin (1)	$734,639	$0	($3,030,120)	$0	$3,267,263
Mr. Woodward (2)	-	$4,027	($1,085)	-	$2,942
Mr. Tate	-	-	-	-	-
Mr. Doheny (2)		$8,640	($3,135)		$6,863
Mr. Readinger (1)	$588,259	$0	($1,789,019)	$258,685	$1,950,499
Mr. Winkleman	-	-	-	-	-

(1)

All amounts shown relate to the respective named executive officer’s participation in the mandatory deferral arrangement described below. The amount shown as executive contributions represents deferred stock units created in fiscal 2008 in connection with performance shares earned and the vesting of restricted stock units.

(2)

All amounts shown relate to the respective named executive officer’s participation in the defined contribution supplemental executive retirement plan described below. The earnings reported above, which are based on the performance of the retirement savings plan investments selected by the respective officer, are not considered to be at a preferential rate and accordingly are not reported as fiscal 2008 compensation in the Summary Compensation Table. Company contributions in the last fiscal year to the defined contribution supplemental executive retirement plan are reported in the Summary Compensation Table in the All other compensation column. The only amount reported in the Aggregate balance at last fiscal year end column included in the Summary Compensation Table for a prior fiscal year is $1,254 in company contributions in fiscal 2007 to the defined contribution supplemental executive retirement plan for Mr. Doheny.

(3)

The aggregate earnings shown represent the increase/decrease in the value of the deferred stock units during fiscal 2008 as well as additional deferred stock units earned in lieu of dividends, at a non-preferential rate. The value of these earnings attributable to deferred stock units paid in lieu of dividends are as follows:

Executive officer	Value of Deferred Stock Units awarded in lieu of dividends
Mr. Sutherlin	$69,864
Mr. Readinger	$42,405

The amount shown as aggregate withdrawals/distributions relate to the distribution of shares in satisfaction of deferred stock units during fiscal 2008. All dollar amounts shown are based on the Nasdaq market price per share applicable on the relevant date. Due to the nature of the contributions and earnings reported above, only earnings on units other than those awarded on a non-preferential basis in lieu of dividends that exceed 120% of the applicable federal long-term rate compounded in accordance with Section 1274(d) of the Internal Revenue Code of 5.19% are reported as fiscal 2008 compensation in the Summary Compensation Table. In fiscal 2008 there were no preferential earnings to be reported on the Summary Compensation Table.

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Description of nonqualified deferred compensation arrangements

We maintain two arrangements that may be considered nonqualified deferred compensation arrangements, including a mandatory deferral arrangement affecting the payout of equity incentive awards and a defined contribution supplemental executive retirement plan (SERP) for employees hired after May 1, 2005.

Mandatory deferral of equity incentive awards. We have entered into agreements with our executive officers, except Mr. Tate, requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m) of the Internal Revenue Code. This deferral arrangement exists for the corporation’s benefit and helps to maximize the tax deductions resulting from our compensation programs. The deferral arrangement operates by calculating, at the time of any scheduled distribution of vested restricted stock units, our best estimate of the number of shares that may be distributed to each executive officer within the $1,000,000 limit on deductible compensation. Any shares that our calculations indicate would cause the executive officer’s compensation to exceed that limit are deferred, and we consider the executive officer’s entitlement to the vested restricted stock units to create a “deferred stock unit” at that time. These deferred stock units earn additional deferred stock units, in lieu of dividends, whenever our board of directors declares a dividend on our Common Stock, but at the same non-preferential dividend rate. We distribute shares to our executive officers in satisfaction of their deferred stock units whenever we can do so without exceeding the deduction limit under Section 162(m) or triggering excise tax under Section 409A of the Internal Revenue Code. Historically, this has resulted in distributions either (1) upon the retirement or other departure of our executive officers or (2) early in the tax year following a deferral, when a fresh deduction limit against which distributions could be made became available.

Defined contribution SERP. Except Mr. Tate, executive officers not eligible to participate in our defined benefit pension plans because they were hired after May 1, 2005 are eligible to participate in both (1) a tax-qualified defined contribution plan and (2) a non-qualified defined contribution SERP designed to supplement the tax-qualified plan. Together, the plans are structured so that we make a contribution to each participating employee’s plan account based on a percentage of the employee’s compensation. In fiscal 2008 the contribution calculation was changed from a service-based formula to 4% of the executive officer’s compensation.

However, the tax-qualified plan is subject to limits on eligible compensation that are set by the Internal Revenue Service each year. So that executive officers and other employees whose compensation exceeds the annual limits receive the full percentage targeted by our defined contribution program, our non-qualified defined contribution SERP credits each eligible employee’s plan account with the difference between (A) the amount resulting from applying the targeted percentage to the employee’s eligible compensation and (B) the amount that we may lawfully contribute to the tax-qualified defined contribution plan. Amounts earned on an employee’s plan account depend on the investment choice made by the employee, who may choose from among the same investment options available under the tax-qualified plan. As with the tax-qualified plan, the employee may change his investment choice as often as he or she may choose. The defined contribution SERP provides for distributions as a lump sum paid 180 days after separation from service and requires five years of service to become vested.

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Potential Payments Upon Termination or Change-in-Control at Fiscal 2008 Year-End

		Involuntary
	Death or	Termination	Change of
Name	Disability (1), (2)	Without Cause (2), (3)	Control (4), (5), (6)

Mr. Sutherlin
Severance	$0	$0	$3,260,000
Welfare Benefits	$0	$0	$55,486
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$2,265,656	$919,391	$2,891,624
Total	$2,265,656	$919,391	$6,257,110

Mr. Doheny
Severance	$0	$0	$1,178,000
Welfare Benefits	$0	$0	$39,072
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$1,033,746	$467,737	$1,315,431
Total	$1,033,746	$467,737	$2,582,503

Mr. Readinger
Severance	$0	$0	$1,474,000
Welfare Benefits	$0	$0	$45,621
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$836,783	$373,625	$1,019,357
Total	$836,783	$373,625	$2,588,978

Mr. Winkleman (7)
Severance	$0	$620,500	$1,047,500
Welfare Benefits	$0	$30,423	$30,423
Outplacement Services	$0	$100,000	$50,000
Accelerated Equity Value	$676,857	$321,678	$902,901
Total	$676,857	$1,072,601	$2,030,824

Mr. Woodward (8)	-	-	-

Mr. Tate (9)	-	-	-

(1) In the event of a termination of employment due to death or disability, unvested stock options and restricted stock units are vested in full, and a pro rata number of performance shares may be earned based on actual performance over the performance period.

(2)	Based on performance through fiscal 2008 year-end, performance share awards were assumed to be earned as follows: 2006 award at 150%, 2007 award at 180%, and 2008 award at 180%.

(3)

Other than at the discretion of the Human Resources and Nominating Committee exercised at the time of the event of termination, an executive that is involuntarily terminated without cause will forfeit all unvested stock options and restricted stock units. A pro rata number of performance shares may be earned based on actual performance over the performance period. With respect to the resignation of Mr. Woodward discussed in Footnote 7 below, the Human Resources and Nominating Committee did not exercise its discretion to prevent the forfeiture of his unvested stock options or restricted stock units.

(4)	This triggering event requires both a “change of control” and within three years thereafter either a termination by the executive for “good reason” or by the corporation without “cause.”

(5)

In the event of an involuntary termination without cause or a voluntary termination for good reason in connection with a change in control, unvested stock options and restricted stock units are vested in full and performance shares pay out at the higher of (i) the full number earned based on performance as of the date of the change in control, or (ii) the pro rata target number of performance shares. Based on performance through fiscal 2008 year-end, the maximum number of performance shares would be earned at the same payout level assumed in Footnote 2.

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(6)

Estimated total values are based on the highest gross amount of the change in control benefit payable under the applicable change in control employment agreement assuming that no reduction would apply. Actual amounts will depend on the individual tax circumstances of each executive and may be lower than the values shown in the table depending on whether any federal excise tax would be triggered. If federal excise tax is triggered, the agreements provide for a reduction in payments if the executive would receive a greater net benefit by reducing the amount to a level that would eliminate any federal excise tax.

(7)

Pursuant to the terms of his Key Employee Retention Plan dated May 2, 2000, Mr. Winkleman would receive severance pay equal to two years’ base salary, payable over 24 months, as well as 24 months of benefits and outplacement assistance in the event that he is involuntarily terminated without cause.

(8)

We entered into a Termination and Release Agreement with Mr. Woodward under which he is entitled to the benefit of those provisions of his stock incentive award agreements that would have been triggered by an involuntary termination without cause. Pursuant to the Termination and Release Agreement, Mr. Woodward will receive $464,000 payable on a semi-monthly basis for 12 months from his date of resignation and he and his dependents remain eligible for medical, dental, and other health benefits through February 28, 2009, such benefits having a value of $16,723 when calculated using the assumptions used for financial reporting purposes. Pursuant to the Agreement, Mr. Woodward was also eligible to receive outplacement services; however, as of the date of this Proxy Statement, we have not made any such payments to Mr. Woodward. In addition, we purchased his condominium unit for $612,000. Additional information regarding the purchase and subsequent sale of the unit is provided in Footnote 1 to the Perquisite Table located in Footnote 5 to the Summary Compensation Table. The pro rata adjustment of Mr. Woodward’s performance shares entitles him to receive 36.11% of his 2007 award and 8.33% of his 2008 award. In the aggregate, his pro rata performance share awards had a value at his resignation date of $104,589 at the level of performance assumed in Footnote 2.

(9)

Mr. Tate, who had been serving as acting Chief Financial Officer pending the appointment of a permanent successor to Mr. Woodward, was not entitled, pursuant to the terms of the Letter Agreement governing his compensation, to receive any payments in the event his employment was terminated due to his death or disability, involuntary termination without cause, change in control, or otherwise. On December 9, 2008, following fiscal year end, Mr. Tate resigned upon the appointment of Michael S. Olsen as Chief Financial Officer. In connection with his resignation, the Human Resources and Nominating Committee of the Board of Directors awarded Mr. Tate a special bonus of $100,000 in recognition of his service to the corporation as acting Chief Financial Officer.

Triggering Events

Our Change of Control Employment Agreements and Equity Awards Agreements with our named executive officers define the termination events reflected in the table above as follows:

Change of Control. Any of the following would constitute a change of control under our Change of Control Employment Agreements and our Equity Awards Agreements:

•

Any individual, entity, or group acquires beneficial ownership of 40% or more of either our outstanding shares of Common Stock or the combined voting power of our outstanding voting securities, subject to limited exceptions;

•

A majority of the Board no longer consists of our current directors and other directors whose nomination or election was approved by a vote of at least a majority of the current directors and other similarly approved directors;

•	We are party to a business combination transaction; or
•	Our shareholders approve a complete liquidation or dissolution of the corporation.

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Good Reason. Any of the following would constitute termination by the executive for good reason under the Change of Control Employment Agreements we have with each of our named executive officers:

•	Assignment of duties inconsistent with the executive’s current position, authority, duties, or responsibilities;
•	Failure to pay the compensation called for by the particular Change of Control Employment Agreement or substantially altering employee benefits from those currently provided;
•	Requiring relocation to an office at least 35 miles away, to a location other than our principal executive offices, or to travel substantially more on our business;
•	Termination other than as permitted in the applicable Change of Control Employment Agreement; or
•	Our successor’s failure to adhere to the terms of the applicable Change of Control Employment Agreement.

Other definitions. For the purposes of the table above, these terms have the following meanings:

•	“Disability” generally refers to a total and permanent incapacity of the executive to perform his or her duties.
•

“Cause” generally refers to: (A) willful and continued failure to perform employment duties in any material respect; (B) willfully engaging in illegal conduct or gross misconduct that materially harms us; or (C) conviction of, or a plea of guilty or no contest to, a felony (other than a traffic-related violation).

•	“Retirement” refers to either normal or early retirement from active employment with us or one of our subsidiaries under the retirement provisions of our pension plan.

Change of Control Payments

Change of Control Employment Agreements. We have entered into Change of Control Employment Agreements with each of our named executive officers, except Mr. Tate. The agreements provide that, in the event of a “change of control” (as defined in the agreements and summarized above), termination of the executive’s employment during the three years following the change of control, either by the executive for good reason or by the corporation without cause (as such terms are defined in the agreements and summarized above), we will pay the executive a lump sum equal to two times (three times in the case of the CEO) the sum of the executive's base salary and annual bonus. In addition, we will provide the executive with outplacement services as well as medical insurance and other welfare benefits for a period of two years (three years in the case of the CEO). We will also pay the executive accrued benefits as of the termination date, including a pro rata bonus, and compensate the executive for any issued stock options, performance shares, or restricted stock awards, as described below. The Change of Control Employment Agreements also provide that, in the event the aggregate payment would cause a named executive officer to incur an excise tax obligation, we would reduce the aggregate payment to render the excise tax obligation inapplicable, rather than making a tax gross-up payment to such officer.

Equity Awards Agreements. We have issued stock options, performance shares, and restricted stock awards pursuant to our 2007 Stock Incentive Plan (together, “Equity Awards”) to our named executive officers, except for Mr. Tate, who received restricted stock awards for his service as a director but did not receive Equity Awards for his service as acting Chief Financial Officer. Each of the Equity Awards provides for a payment in the event of a “change in control,” as that term is defined in Section

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9(b) of our 2007 Stock Inventive Plan. This definition is substantively identical to the definition of “change of control” in our Change of Control Employment Agreements, and the summary above is equally applicable to each term.

Pursuant to the terms of our Nonqualified Stock Option Agreements, in the event of a change in control, we will accelerate the vesting of all outstanding stock options and make such options fully exercisable, so that the executive will be eligible to receive the difference between the market price at the time of the change in control and the exercise price per share of Common Stock underlying the option, multiplied by the number of options exercised. Pursuant to the terms of our Performance Share Agreements, in the event of a change in control we will provide a lump sum cash payment equal to the greater of (i) the value of the performance shares earned as of the date of the change in control, or (ii) the value of the pro rata target number of performance shares through the date of the change in control. In the event of a change in control, we will also cash out all outstanding restricted stock awards issued under our Restricted Stock Award Agreements, irrespective of whether such awards are vested, by providing a cash payment equal to the product of the executive’s outstanding restricted stock awards multiplied by the value of the shares the date of the change in control.

Each of our Equity Awards Agreements require the named executive officers party to such agreements to: (1) refrain from disclosing confidential information, knowledge, or data relating to us or our affiliates that the executive gains during the course of his or her employment; (2) refrain from acting as a consultant, advisor, officer, employee, or owner of more than 3% of the equity of specified competitors or any related company engaged in competition with us for a period of two years beginning on the termination date; and (3) refrain from employing, soliciting the employment, or being involved in the hiring process of any person whom we have employed (other than a personal assistant hired to work directly for the executive) within the preceding three months for a period of two years beginning on the termination date. In the event of a breach of any of the foregoing provisions, the executive’s stock options will expire and the executive will forfeit his or her right to receive performance shares or restricted stock awards. In addition, we may be entitled to injunctive or other relief.

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Director Compensation

Compensation for our non-employee directors is reviewed annually by the Committee with the assistance of FW Cook, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation.

Directors who are not employees, as well as Mr. Tate, receive an annual retainer fee of $60,000, as well as a fee of $1,500 for each Board and Board committee meeting attended. If the Chairman of the Board is not an employee of ours, he receives an additional annual retainer of $100,000. The chairs of the Audit Committee and Human Resources and Nominating Committee receive additional annual retainer fees of $15,000 and $12,500, respectively.

In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under our 2007 Stock Incentive Plan. The number of restricted stock units granted annually to each non-employee director is equal to $75,000 divided by the then current market price of our Common Stock. These restricted stock units become non-forfeitable one year after their grant and will be paid out one year after the director's duties on the Board terminate. Other than with respect to Mr. Tate, directors who are our employees earn no additional remuneration for their service as directors. Under our Corporate Governance Principles directors are encouraged to own shares of the corporation’s Common Stock having a value at least equal to three times the annual cash retainer. The terms of the restricted stock units granted annually to non-employee directors effectively requires each director to hold an equity interest equal to 100% of the equity incentive compensation paid to such director until one year after retirement from the Board.

The following table summarizes the compensation of our non-employee directors during fiscal 2008.

Non-Employee Director Compensation for Fiscal 2008

Name	Fees earned or paid in cash	Stock awards (1)(2)	Option awards (2)	All other compensation (3)	Total
Steven L. Gerard	$80,000	$75,000	-	-	$155,000
John N. Hanson	$166,500	$75,000	-	$67,500	$309,000
Ken C. Johnsen	$74,000	$75,000	-	-	$149,000
Gale E. Klappa	$86,000	$75,000	-	-	$161,000
Richard B. Loynd	$86,500	$75,000	-	-	$161,500
P. Eric Siegert	$78,500	$75,000	-	-	$153,500

(1)

All assumptions made in the valuation of stock awards are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended October 31, 2008. The amounts shown in the Stock awards column represent the dollar amount recognized for financial reporting purposes in accordance with FAS 123R. For each director, the grant date fair value of the restricted stock unit award granted on March 4, 2008 was $75,000.

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(2)	Our non-employee directors serving during fiscal 2008 had the following aggregate number of stock awards and option awards, respectively, outstanding at fiscal year end:

Name	Stock awards	Option awards
Mr. Gerard	25,532	-
Mr. Hanson	74,720	114,400
Mr. Johnsen	25,532	-
Mr. Klappa	2,590	-
Mr. Loynd	25,532	5,000
Mr. Siegert	25,532	33,750

(3)	Represents the dollar value of a life insurance premium paid by the corporation for a policy Mr. Hanson received when he was the corporation’s Chief Executive Officer.

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Other Matters Relating to Executive Compensation

Accounting Considerations

In designing our compensatory programs, we consider the various accounting and disclosure rules associated with various forms of compensation as well as the share dilution and cash flow considerations associated with each program. The Committee seeks to implement plans and policies that maximize financial efficiency and avoid unnecessary or excessive share dilution. Each year, FW Cook conducts an annual study of the competitive share usage/dilution levels and the aggregate economic costs associated with long-term incentive compensation, and the Committee uses this analysis when setting an annual budget.

Tax Considerations

The Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides generally that the corporation may not deduct compensation of more than $1 million that is paid to “covered employees” which are the corporation’s Chief Executive Officer and its other three most highly compensated named executive officers at the end of the fiscal year, other than its Chief Financial Officer. Section 162(m) provides exemptions from the deduction limit for compensation that qualifies as “performance-based compensation” or is paid after the executive leaves our employment. The Committee intends to attempt to satisfy the conditions of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with the Committee's other compensation objectives and overall compensation philosophy.

As described on page 28, we have entered into agreements with our executive officers, except Mr. Tate, requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m). Also, in 2002 the corporation’s shareholders approved our Annual Bonus Compensation Plan. Under that plan, which we believe meets the requirements for qualifying “performance-based compensation,” the aggregate bonuses payable to the participating executive officers equals 10% of our income before taxes, depreciation, amortization, and certain other items. However, at year end the Committee has the power to reduce (but not increase) the bonuses payable under the Annual Bonus Compensation Plan. For fiscal 2008, “covered employees” formally participated in the Annual Bonus Compensation Plan, with the Committee exercising its discretion to reduce the amounts payable under such plan to the amounts reflected in the Bonus and Non-equity incentive plan compensation columns of the Summary Compensation Table.

Executive Stock Ownership

The Committee has established long-term ownership objectives for the Chief Executive Officer and the other executive officers, except Mr. Tate, equal to five times annual salary in the case of the Chief Executive Officer and two and one half times annual salary for the other executive officers. These objectives serve to align management and shareholder interests.

Effect of Past Grants

Although the Committee annually monitors amounts realizable from prior compensation, such as prior option or stock awards, to date such prior compensation has not been given significant consideration in the Committee’s decisions setting other elements of compensation, such as retirement benefits.

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Performance Measure Restatements

Although the Committee has not adopted any formal policy regarding the adjustment or recovery of awards or payments if the performance measures upon which those awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, the Committee’s general position is that no executive officer should be allowed to retain any benefit attributable to an error in the determination of a performance measure.

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Human Resources and Nominating Committee Report

As detailed in its charter, the Human Resources and Nominating Committee of the Board of Directors oversees Joy Global’s compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the corporation’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

Respectfully,

Richard B. Loynd (Chair)

Steven L. Gerard

Ken C. Johnsen

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Equity Compensation Plan Information

The following table summarizes information about the corporation's equity compensation plans as of the end of fiscal 2008. The corporation has no securities to be issued or available for future issuance under equity compensation plans not approved by security holders. All outstanding awards relate to Common Stock.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,957,342	$38.21	10,322,136 (2)

Notes:

(1)

Our 2001 Stock Incentive Plan was deemed approved by shareholders in connection with the approval of our plan of reorganization. Our 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. Our 2007 Stock Incentive Plan was approved by shareholders at the 2007 annual meeting. The maximum number of shares of Common Stock that may be delivered under the 2007 Stock Incentive Plan is determined on the basis of a formula equal to the sum of the following: (a) 10,000,000; (b) the number of shares of Common Stock that we repurchase with stock option exercise proceeds after February 22, 2007 (the “Effective Time”); (c) the number of shares of Common Stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires, or lapses without being exercised after the Effective Time; (d) the number of shares of Common Stock delivered to us by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (e) the number of shares of Common Stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.

(2)

Includes 378,967 shares of Common Stock, which is the maximum number of shares that may be issued under performance share awards granted in fiscal 2006, fiscal 2007, and fiscal 2008; 180,047 shares of Common Stock deliverable under performance share and restricted stock unit awards granted prior to fiscal 2008 (including shares deliverable upon settlement of deferred stock units resulting from the deferral of performance share and restricted stock unit award payouts); and 379,052 shares of Common Stock that may be issued under outstanding restricted stock unit awards.

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Related Party Transactions

Pursuant to our bylaws, we indemnify our officers and directors in the event claims are made against them arising out of their service as an officer or director. In addition, we have entered into indemnification agreements with each of our officers and directors requiring us to indemnify them against claims made against them arising out of their service as an officer or director. Other than these indemnification arrangements, there were no other relationships or related transactions during fiscal 2008 involving any director or executive officer (or any members of their immediate families) to which we or any of our subsidiaries was a party that are required to be disclosed under SEC rules.

Our Worldwide Business Conduct Policy prohibits the following conflict of interest situations, unless approved in accordance with our Related Person Transactions Policy, as described below, or by the Chief Executive Officer with respect to those situations involving employees who are not executive officers or “Related Persons,” as defined in the Related Person Transactions Policy:

•	Any ownership interest in any customer, supplier, or competitor, other than a nominal amount of stock in a publicly traded company;
•	Any consulting or employment relationship with any customer, supplier, or competitor;
•	Service on the board of directors of any customer, supplier, or competitor;
•	Any outside business activity which competes with any of our businesses or that interferes with the director, officer, or employee’s duties and responsibilities;
•	Supervising, reviewing, or having influence over the job evaluation, pay, or benefits of any close relative;
•	Taking advantage of a corporate opportunity discovered in the course of employment with us;
•	Selling anything to us or buying anything from us; and
•	Using corporate assets for other business or personal endeavors.

Our Related Person Transactions Policy establishes procedures for the review and approval or ratification of all related person transactions, as defined by SEC rules. The Related Person Transactions Policy requires the material facts of any proposed related person transaction to be submitted to the Chairman of the Audit Committee of the Board of Directors as soon as it is practicable to do so. The Chairman of the Audit Committee shall then determine whether, based on the facts of the transaction, whether the question is to be submitted to the full Audit Committee for further consideration. The Audit Committee will approve related person transactions only when it determines that the transaction in question is not inconsistent with the best interests of the corporation.

The Worldwide Business Conduct Policy and the Related Person Transactions Policy are posted on the corporation’s website: www.joyglobal.com.

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AUDIT COMMITTEE REPORT

The Audit Committee has presented the following report for inclusion in this proxy statement.

The Audit Committee operates under a written charter that is available on the corporation’s website, www.joyglobal.com. The Audit Committee's specific responsibilities are summarized under "Corporate Governance - Audit Committee and Audit Committee Financial Expert."

Each of corporation management, the independent registered public accounting firm (independent auditor) and the Audit Committee has different roles and responsibilities with respect to the corporation’s financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, the independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditor. The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our independent auditors.

In performing its responsibilities in fiscal 2008, the Audit Committee met with the independent auditor five times and met with management five times.

Management represented to the Committee that the corporation's financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the independent auditor. The Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditor that firm's independence.

Based upon the Committee's discussions with management and the independent auditor and the Committee's review of the audited financial statements and the representations of management and the report of the independent auditor to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the corporation's Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

Respectfully,

Gale E. Klappa (Chair)

P. Eric Siegert

Steven L. Gerard

40

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE

Ernst & Young LLP served as our independent auditor for fiscal 2008. A representative of Ernst & Young is expected to be present at the 2009 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.

Audit Fees

Ernst & Young LLP billed us a total of $2,573,192 in fees for professional services rendered for the audit of our annual financial statements for fiscal 2008, the audit of management’s assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q for fiscal 2008. These fees are for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents, and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for fiscal 2007 totaled $2,454,672.

Audit-Related Fees

Ernst & Young LLP billed us a total of $18,174 in fees for audit-related services in fiscal 2008. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit including internal control consultation, employee benefit plan audits, accounting consultations not specifically linked to audit work, and fees for access to electronic accounting research. Fees billed in this category for fiscal 2007 totaled $5,005.

Tax Fees

Ernst & Young LLP billed us a total of $1,403,475 in tax fees in fiscal 2008. These fees are for tax compliance, tax advice, and tax planning provided by Ernst & Young that are related to various federal, state, and international issues and entity restructuring. Fees billed in this category for fiscal 2007 totaled $612,963.

All Other Fees

Ernst & Young LLP did not bill us for fees in the "All Other Fees" category in either fiscal 2008 or fiscal 2007.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Based on information presented to the Audit Committee by

Ernst & Young and our management, the Audit Committee has pre-approved defined audit, audit-related, tax, and other services for fiscal 2009 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the independent auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the independent auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

Although Rule 2-01(c)(7)(i)(C) of Regulation S-X permits the Audit Committee to waive its pre-approval requirement under certain circumstances, the Audit Committee did not rely on that rule in approving any fees reported under the headings Audit-Related Fees, Tax Fees, and All Other Fees.

41

OTHER INFORMATION

Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 2009 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Shareholder Proposals

Shareholder proposals for the 2010 annual meeting must be received no later than September 25, 2009 at the corporation's principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy materials under Securities and Exchange Commission rules. Under the corporation's bylaws, written notice of shareholder proposals for the 2009 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by the corporation at such offices, directed to the attention of the Secretary, not less than 75 nor more than 105 days before the first anniversary of this year's meeting and must contain the information specified in the corporation's bylaws.

Cost of Proxy Solicitation

The corporation will pay the cost of preparing, printing, and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees of the corporation, without additional remuneration, may solicit proxies in person and by telephone, e-mail, or facsimile transmission. The corporation may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers, and other nominees having shares registered in their names that are beneficially owned by others.

Annual Report on Form 10-K

A copy (without exhibits) of the corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 2008 is being provided with this proxy statement. The corporation will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of "Shareholder Relations" at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

42

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the corporation during the last fiscal year and Forms 5 and amendments thereto furnished to the corporation with respect to the last fiscal year or written representations that no reports were required, the corporation is not aware that any director, officer, or beneficial owner of more than 10% of the corporation's Common Stock failed to report on a timely basis transactions required to be reported during the last fiscal year by Section 16(a) of the Securities Exchange Act of 1934, with one exception. On

January 2, 2008, Mr. Woodward filed a Form 4 to report the acquisition of 28 restricted stock units issued as a result of the corporation’s payment of a cash dividend of $.15 per share on

December 19, 2007, which was inadvertently reported 11 days late.

By order of the Board of Directors.

SEAN D. MAJOR

Executive Vice President, General Counsel and Secretary

January 21, 2009

43

Directions to the Joy Global Inc. 2009 Annual Meeting of Shareholders

InterContinental Hotel,

139 East Kilbourn Avenue

Grand Salon III

Milwaukee, Wisconsin

From the North:

I-43 South to WI-145 East to Exit 73A, toward Fond du Lac/McKinley Avenue

East on McKinley Avenue to Water Street

Turn right on Water Street

Turn right on East Kilbourn and continue to 139 East Kilbourn

From the West:

I-94 East to I-43 North, Exit 310B

North on I-94 to Exit 73A, toward Fond du Lac/McKinley Avenue

East on McKinley Avenue to Water Street

Turn right on Water Street

Turn right on East Kilbourn and continue to 139 East Kilbourn

From the South:

I-94 North to Exit 73A, toward Fond du Lac/McKinley Avenue

East on McKinley Avenue to Water Street

Turn right on Water Street

Turn right on East Kilbourn and continue to 139 East Kilbourn

44

0

PROXY

JOY GLOBAL INC.

Annual Meeting of Shareholders

February 24, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Company's Notice of Annual Meeting and proxy statement dated January 21, 2009, and Annual Report on Form 10-K for the year ended October 31, 2008, hereby appoints MICHAEL W. SUTHERLIN and SEAN D. MAJOR, and each of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of the Company to be held on Tuesday, February 24, 2009, at 8:00 a.m., at the InterContinental Hotel, 139 E. Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, and any adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at such meeting, as indicated on the reverse side of this card and, in their discretion, upon such other matters as may properly come before the meeting.

(Continued and to be marked, signed, and dated on reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

JOY GLOBAL INC.

February 24, 2009

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20830000000000000000 4 022409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND "FOR" ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2009.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED *FOR* ALL NOMINEES LISTED IN ITEM 1, *FOR* ITEM 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENTS THEREOF.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.